Exhibit 99.1

SailPoint Announces Tracey Newell Has Joined Its Board of Directors

AUSTIN, March 28, 2019 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced the appointment of Tracey Newell to its Board of Directors and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee, effective March 27, 2019. The Board has determined that Ms. Newell is “independent” as that term is defined under the listing standards of the New York Stock Exchange.

“We are very pleased to have Tracey join our Board.  Her lengthy track record of driving long-term company growth for the impressive roster of technology companies she’s served over the course of her career will be invaluable to SailPoint,” said Bill Bock, Chairman of the Board and of the Nominating and Corporate Governance Committee.

“SailPoint is thrilled to welcome Tracey to our Board,” said Mark McClain, CEO and Co-founder of SailPoint. “Combined with her strong cybersecurity background, the expertise she brings as a Board member will greatly benefit us as we continue to execute on a global scale.”

Tracey Newell is currently the President of Informatica’s Global Field Operations, responsible for worldwide field sales, alliances, channels, sales operations, and customer success, and is instrumental in driving the company’s growth strategy. Prior to joining Informatica, Tracey was Executive Vice President of global field operations at Proofpoint. Under her leadership, Proofpoint saw rapid growth, becoming a top five leader in the cybersecurity market. Tracey previously served as a member of the Informatica board of directors and has held a variety of senior sales leadership positions at Polycom, Juniper Networks and Cisco WebEx.

“SailPoint is on a promising path as a leader in identity governance. I am eager to put my experience in global field operations and cybersecurity to good use in my new role as a member of SailPoint’s Board,” said Ms. Newell.

SailPoint also announced that Kenneth (Chip) J. Virnig, II has resigned from the Board of Directors, effective March 27, 2019.  Mr. Virnig is currently a Partner at Thoma Bravo, LLC and has served as a member of SailPoint’s Board of Directors since September 2014, offering valued guidance through key company milestones, including its 2017 IPO.  SailPoint and its Board of Directors thank Mr. Virnig for his years of service and valuable contributions.

SailPoint: The Power of Identity™

SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. SailPoint’s open identity platform gives organizations the power to enter new markets, scale their workforces, embrace new technologies, innovate faster and compete on a global basis. As both an industry pioneer and market leader in identity governance, SailPoint delivers security, operational efficiency and compliance to enterprises with complex IT environments. SailPoint’s customers are among the world’s largest companies in a wide range of industries, including: 8 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 13 pharmaceutical companies, and 11 of the largest 15 federal agencies.

More information on SailPoint is available at: www.sailpoint.com.

Media Relations:

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411

Investor Relations:

Staci Mortenson

ICR for SailPoint

investor@sailpoint.com

512-664-8916